SECOND LOAN MODIFICATION AGREEMENT
                          (March 2003)


          THIS SECOND LOAN MODIFICATION AGREEMENT is dated as of March 21, 2003, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, hereinafter called the "Borrower", and BANK OF HAWAII, a Hawaii banking corporation ("BOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation ("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB"), and AMERICAN AGCREDIT, PCA, a corporation or association organized and existing under the laws of the United States of America ("PCA") (BOH, FHB, CPB and PCA are each sometimes called a "Lender" and are collectively called the "Lenders"), and BANK OF HAWAII, as Agent for the Lenders to the extent and in the manner provided in the Loan Documents described below (in such capacity, the "Agent"), and KAPALUA LAND COMPANY, LTD., a Hawaii corporation (the "Accommodation Party").

Recitals:

          A. The Lenders (i) have made available to the Borrower Revolving Loans in the aggregate principal amount of up to $25,000,000 at any one time outstanding, and (ii) shall make available to the Borrower Term Loans in an amount up to the aggregate principal amount of the Revolving Loans outstanding upon expiration of the Revolving Loan Period, but not to exceed $15,000,000, all as more particularly described in that certain Amended and Third Restated Revolving Credit and Term Loan Agreement dated December 31, 2001, made by and among the Borrower, Lenders and Agent, as amended by that certain Loan Modification Agreement (the "First Modification") effective as of December 31, 2002 (as amended, the "Loan Agreement").

          B. Capitalized terms used, but not defined in this Agreement, shall have the meanings given them in the Loan
Agreement.

          C.   The performance of the Borrower under the Loan
Documents is secured by the following (as amended and confirmed, collectively, the "Mortgages") made in favor of the Lenders:

               (1)  Mortgage and Security Agreement dated
March 1, 1993, made by the Borrower, as Mortgagor, recorded in the Bureau of Conveyances of the State of Hawaii (the "Bureau") as Document No. 93-036896;

               (2)  Mortgage and Security Agreement dated
March 1, 1993, made by the Borrower, as Mortgagor, recorded in the Bureau as Document No. 93-036898; and

               (3)  Additional Security Mortgage and Security
Agreement dated March 1, 1993, made by the Accommodation Party, recorded in the Bureau as Document No. 93-036900.

          D. The Borrower has requested certain modifications of the Loan Documents and the Lenders are willing to agree to such modifications under the terms and conditions of this Agreement.


Agreements:

          NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

          1.   Amendments to the Loan Agreement:  The Loan
Agreement is amended as follows:

               (a)  Effective as of the date of this Agreement,
Section 1.6(a)(1) relating to the Base Rate of interest is amended to read in its entirety as follows:

                    (1)  The Base Rate in effect from time to
                         time plus 0.25%; or

               (b) Effective as of the date of this Agreement, in Section 1.6, the grid setting forth the Applicable Margin based on the Borrower's Recourse Debt to Net Worth ratio is amended in its entirety to read as follows:

Recourse Debt/        Applicable Margin     Applicable Margin
Net Worth             for                   for
                      Revolving Loans       Term Loans

Less than or equal    1.75 percentage       2.00 percentage
to 0.20               points                points

Greater than 0.20     2.00 percentage       2.25 percentage
but less than or      points                points
equal to 0.40

Greater than 0.40     2.25 percentage       2.50 percentage
but less than or      points                points
equal to 0.60

Greater than 0.60     2.50 percentage       2.75 percentage
but less than or      points                points
equal to 0.75

Greater than 0.75     2.75 percentage       3.00 percentage
but less than or      points                points
equal to 0.90

Greater than 0.90     3.00 percentage       3.25 percentage
                      points                points

               (c)  Effective as of December 31, 2002,
Section 5.10(a) is amended to read in its entirety as follows:

                    (a)  Debt Service Coverage Ratio of (i) not
               less than 1.10, to be measured at December 31, 2003 for the twelve months preceding such date and
               (ii) not less than 1.20 thereafter, to be measured quarterly. There shall be no Debt Service Coverage Ratio requirement for the period from December 31, 2002 through September 30, 2003.

               (d)  Effective as of December 31, 2002,
Section 5.10(c) is amended to read in its entirety as follows:

                    (c)  A Net Worth of not less than
               $60,000,000.00, plus 50% of cumulative Net Profits (but not net losses) after December 31, 2002; provided, however, that in the event of the Borrower's sale of its investment in Kaahumanu Center Associates ("KCA") or in KCA's sale of the Kaahumanu Center, Net Worth shall be adjusted upward by the amount of the net after tax gain to the Borrower from the sale, so that such sale will have no impact on the difference between the then current Net Worth requirement and the increase in the actual Net Worth resulting from such sale.

               (e)  Effective as of December 31, 2002, the
Borrower's negative covenant in Section 6.5 is amended to read in its entirety as follows:

                    6.5  Capital Expenditures.  Make any Capital
               Expenditures in excess of $10,700,000 in fiscal year 2003 and $12,000,000 in any fiscal year thereafter.

               (f) Notwithstanding anything to the contrary contained in the First Modification, in the event of the sale of the Kaahumanu Center, the Aggregate Loan Commitment shall be reduced by an amount equal to 50% of the net cash proceeds received by the Borrower from such sale, which are in excess of $3,500,000; provided, however, that the Aggregate Loan Commitment shall not be less than $20,000,000.

          2. Amendment Fee and Costs: In consideration of, and as a condition to, the amendments herein contained, the Borrower shall pay the Agent, on demand, for distribution to the Lenders on a pro rata basis, a $37,500 amendment fee. The Borrower shall also promptly reimburse the Agent for all costs and expenses, including reasonable attorney's fees, incurred by the Agent in connection with this transaction.

          3. Modification; Conflict: This Agreement is a modification only and not a novation. In all other respects, the terms and conditions of the Loan Documents, as hereby modified, are hereby ratified and confirmed and shall remain in full force and effect. If there is any conflict between the terms of this Agreement and the terms of the First Modification, the terms of this Agreement shall control.
          4. Reaffirmation and Enlargement: The Borrower confirms and reaffirms all of its representations, warranties and covenants in the Loan Documents. The execution of this Agreement by the Borrower constitutes the certification of the persons signing this Agreement on behalf of the Borrower that, to the best of their actual knowledge, the representations and warranties made in Article IV of the Loan Agreement are true and correct as of the date of this Agreement. All references in the Loan Documents to the Loan Agreement are hereby enlarged and expanded to mean and include the Loan Agreement as hereby modified.
         5.   Mortgagors:  The Borrower and the Accommodation
Party confirm the grant, pledge and mortgage of the properties encumbered by the Mortgages, as and for continuing security for the obligations of the Borrower under the Loan Documents. The Borrower and the Accommodation Party warrant that the properties encumbered by the Mortgages are subject to no liens or encumbrances other than those set forth in the Mortgages.
        6.   No Offsets:  The Borrower and the Accommodation
Party each agrees that to its actual knowledge it has no claims, defenses, or offsets against the Lenders or the Agent with respect to the Credit Facility or to the enforcement of the Loan Documents arising prior to the date of this Agreement and that all such claims, defenses and offsets are hereby released.
        7. Successors and Assigns: This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
        8. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. Duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.
           [The following page is the signature page.]

          To signify their agreement, the parties have executed this Second Loan Modification Agreement as of the date above written.

MAUI LAND & PINEAPPLE            BANK OF HAWAII, individually
COMPANY, INC.                             and as Agent


By   /S/ PAUL J. MEYER           By  /S/ DOUG SPOTTSWOOD
   Name: Paul J. Meyer             Name: Doug Spottswood
  Title: Executive Vice           Title: Assistant Vice
         President/Finance                President

By   /S/ ADELE H. SUMIDA
   Name: Adele H. Sumida         FIRST HAWAIIAN BANK
  Title: Secretary

                    Borrower     By   /S/ ALAN H. ARIZUMI
                                    Name: Alan H. Arizumi
                                   Title: Vice President
KAPALUA LAND COMPANY, LTD.

                                 CENTRAL PACIFIC BANK
By   /S/ PAUL J. MEYER
   Name: Paul J. Meyer
  Title: Executive Vice          By  /S/ ROBERT D. MURAKAMI
         President/Finance         Name: Robert D. Murakami
                                  Title: Vice President
By   /S/ ADELE H. SUMIDA
   Name: Adele H. Sumida
  Title: Secretary               AMERICAN AGCREDIT, PCA

          Accommodation Party
                                 By  /S/ GARY VAN SCHUYVER
                                   Name: Gary Van Schuyver
                                  Title: Vice President

                                                   Lenders